UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 16, 2012

PREMIER HOLDING CORP.

(Name of small business issuer specified in its charter)

Nevada	000-53824	88-0344135
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

32 Journey, #250, Aliso Viejo, CA 92656

(Address of principal executive offices)

(former name or former address, if changed since last report)

(888) 766-8311

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINICIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On May 16, 2012, Premier Holding Corp. (the “Company”) appointed Bobby Grisham to the board of directors. Mr. Grisham, age 58, served at EDS, a Hewlett-Packard company, from 1978-2009, with career highlights including chief global sales officer responsible for leading the successful renegotiation of EDS's large U.S. Navy Marine Corps Intranet contract. Mr. Grisham also served as the president of the EDS U.S. Southwest Operations Solutions and president of the Large Financial Institutions Strategic Business Unit, assuming responsibility for all EDS banking and securities business. Mr. Grisham also managed all IT operations for six General Motors Electrical Component divisions.

Mr. Grisham will be working closely with the Premier Holding Corp. board and the executive management team of the Company and its wholly owned subsidiary, WEPOWER Ecolutions Inc., ("WEPOWER") an energy service company (ESCO) and integrator of clean energy solutions, in meeting their strategic global initiatives.

Mr. Grisham is an active member of the Tartan Board of the Scottish Rite Hospital for Children in Dallas and served as Tartan Board chairman. He is a founder of the President's Council of Dallas Theological Seminary and served on the EDS Foundation Board of Directors. Mr. Grisham received a Bachelor of Science degree in accounting from the University of Mississippi and his master of business administration degree from the University of Texas.

The Company granted a stock option to Mr. Grisham that allows him to purchase 75,000 shares of the Company’s common stock at $.40 per share on or before June 30, 2014 and can be exercised for cash or upon standard “cashless exercise” terms.

During the past ten years, Mr. Grisham has not been involved in any legal proceedings that are material to an evaluation of his ability or integrity under Item 401(f) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIER HOLDING CORP.

	By:	/s/ Kevin B. Donovan
Kevin B. Donovan
Chief Executive Officer and President
Date: May 23, 2012